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                                                                     EXHIBIT 5.1

                           [BAKER & BOTTS LETTERHEAD]





     001349.0165                                                 October 6, 1999


Conoco Inc.
600 North Dairy Ashford
Houston, Texas  77079

Gentlemen:

         As set forth in the Registration Statement on Form S-1 (the "Registration Statement") to be filed by Conoco Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the sale of up to 500,000 shares of Class A common stock, par value $.01 per share, and 1,500,000 shares of Class B common stock, par value $.01 per share, of the Company (the "Shares") under Conoco Connection, the Company's dividend reinvestment and direct stock purchase plan (the "Plan"), we are passing upon certain legal matters in connection with the Shares for the Company. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

         In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.




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Conoco Inc.                           -2-                        October 6, 1999


         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

            1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

            2. With respect to such of the Shares that are to be issued either as newly issued shares or as treasury shares by the Company, such Shares have been duly authorized; and when issued in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid and nonassessable.

            3. With respect to such of the Shares that are to be purchased in the open market on behalf of the Plan, such Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date hereof.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,

                                   BAKER & BOTTS, L.L.P.